Exhibit 10.4

EMPLOYMENT SEPARATION AGREEMENT

Employment Separation Agreement (the “Agreement”) effective as of January 1, 2007, by and between PDI, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1 Route 17 South, Saddle River, New Jersey 07458, and Mr. Steven K. Budd (the “Executive”), pursuant to which the parties agree:

1. Employment. In connection with the Executive’s continued employment beyond the scheduled expiration of that certain Amended and Restated Employment Agreement dated May 1, 2001, by and between the Company and the Executive (the “2001 Agreement”), a copy of which is annexed hereto as Exhibit A, and contingent upon the Executive’s execution of the Company’s current Confidentiality, Non-Solicitation and Covenant Not to Compete Agreement for executives (the “Confidentiality Agreement”), annexed hereto as Exhibit B, simultaneously with the execution of this Agreement, the Company shall continue Executive’s employment with the Company as President, Sales Services Segment, which employment shall terminate upon notice by either party, for any reason. Executive understands and agrees that his employment with the Company is at will and can be terminated at any time by either party, and for any or no reason.

The Executive and the Company acknowledge and agree that this Agreement shall supersede the 2001 Agreement in all respects, and that upon the execution of this Agreement, the 2001 Agreement shall be deemed to be immediately terminated in all respects and shall be of no further force or effect. Furthermore, for the purpose of clarity, Executive hereby waives, disclaims, renounces and foregoes receipt of the “Termination Payment” set forth in paragraph 8(g) of the 2001 Agreement, in order to receive the Retention Benefit set forth in this paragraph 1 and the Termination Benefits set out in paragraph 2 of this Agreement in addition to his salary and benefits due to him for so long as he continues to be employed by the Company. Accordingly, the Company agrees that it will provide a “Retention Benefit” to Executive in the gross amount of $553,777.00, which equals the sum of (i) 12 times his Base Monthly Salary as of April 30, 2007, plus (ii) the average of the incentive compensation paid to Executive for the three (3) calendar years of 2003, 2004 and 2005 (which were approved by the Compensation and Management Development Committee of the Company’s Board of Directors (the “Board”) and received by Executive in calendar years 2004, 2005 and 2006).

This Retention Benefit shall be paid to Executive as follows:

a. One- half of the gross Retention Benefit will be paid to Executive in eight (8) equal installments, paid quarterly, less applicable withholdings under federal, state and local law or regulations, beginning in February 2007. Regardless of the reason for such termination, in the event Executive’s employment with the Company shall terminate before all payments required by this paragraph 1(a) have been made, then the remaining payments shall be made simultaneously with the payment of the remaining half of the gross Retention Benefit, i.e., within ten business days following the Executive’s last day of employment with the Company.

b. The remaining half of the gross Retention Benefit, less applicable withholdings under federal, state and local law or regulations, will be paid to Executive within ten (10) business days following his last day of employment with the Company, regardless of the reason for the cessation of his employment.

2. Termination Benefits.

a. In further consideration for Executive’s agreement to execute the Confidentiality Agreement, the Company agrees that if it terminates the Executive’s employment without Cause (as defined below) or if the Executive terminates his employment as provided for in Section 2b hereof, and, in either instance, the Executive executes and does not revoke the PDI Agreement and General Release given to him upon such termination in substantially the form annexed to this Agreement as Exhibit C, the Company will:

i. pay Executive an additional lump sum payment over and above the remaining gross Retention Benefit equal to six (6) times his Base Monthly Salary, plus one-half (0.5) of the average of the cash incentive compensation paid to the Executive during the three (3) years immedi-ately preceding the termination date (the “Severance Payment”); and,

ii. in the event the Executive properly and timely elects to continue coverage under the Aetna Plan in accordance with the continuation requirements of COBRA, the Company shall pay for the continuation of such family benefits under COBRA (the “COBRA Benefit”) for up to twelve (12) months or until the Executive is eligible to participate in the health insurance plan of any successor employer of the Executive, whichever occurs earliest.

b. Subject to the terms and conditions set forth in Section 2a above, the Executive shall be entitled to the Severance Payment and the COBRA Benefit if he terminates his employment for any of the following reasons:

(i) as a result of (A) a material reduction in, or the assignment of duties to the Executive which would be materially inconsistent with, the Executive’s responsibilities, duties and authorities as President, Sales Services Segment, which continues unremedied for a period of ten (10) business days after the Executive has given written notice to the Company of same; (B) a material breach by the Company of any of the terms or conditions of this Agreement, which continues unremedied for a period of ten (10) business days after the Executive has given written notice to the Company of same; or, (C) a reduction of more than 25% in the Executive’s then current annual base salary or failure to pay any material amount owing to or to provide a material benefit owing to the Executive at the time such amount or benefit is due, which continues unremedied for a period of ten (10) business days after the Executive has given written notice to the Company of same. Or,

(ii) within two years following the occurrence of a Change in Control because (A) the Executive suffers a material adverse change in his title or responsibilities, (B) the Executive suffers a material reduction in his then current annual base salary (unless such reduction is made in connection with a pro rata reduction in the annual base salaries of all of the Company’s senior executives); provided, however, that with respect to items (A) and (B) above, the Company has not cured such material adverse change or reduction within thirty (30) days of written notice by the Executive, or, (C) Executive is required to relocate as a result of a relocation of the Company’s office location in New Jersey more than 50 miles from its current location.

c. In the event of any termination of the Executive’s employment with the Company, the Executive shall continue to be bound by the Confidentiality Agreement for the periods set forth therein.

d. In the event of any termination of the Executive’s employment with the Company the Company shall have no obligation to accelerate the vesting of any equity based compensation that may be held by, or in the future given to, the Executive, other than pursuant to the terms and conditions set forth in the relevant grant agreements dated March 23, 2006, February 15, 2006 and March 10, 2004 (the “grant agreements”) pursuant to which such equity based compensation was awarded to Executive. The Company will honor all terms and conditions of such grant agreements

e. Payment of each of the Retention Benefit, the Severance Payment and the COBRA benefit as set forth in this Agreement is conditioned upon the execution of the PDI Agreement and General Release and shall be subject to withholding for applicable federal, state and local income and employment related taxes.

f.  No Termination Benefit will be paid if the Executive resigns or terminates his employment for any reason other than as set forth in Section 2b or if the Company terminates the Executive’s employment for Cause (as defined below) as determined by the Board or its designee(s).

3. Definitions.

a. Cause shall mean (1) the intentional and deliberate failure by the Executive to comply with the reasonable instructions of the Company’s Chief Executive Officer (“CEO”) or the Board, provided that such instructions are consistent with the Executive’s duties and responsibilities, and which such refusal continues unremedied for a period of ten (10) business days after the Board or CEO has given written notice to the Executive specifying in reasonable detail the instructions the Executive has failed to comply with; (2) a material breach by the Executive of any of the terms and conditions of this Agreement or the Confidentiality Agreement that continues unremedied for a period of ten (10) business days after the CEO or the Board has given written notice to the Executive specifying in reasonable detail the Executive’s breach of this Agreement; (3) the failure by the Executive to adhere to the Company’s documented policies and procedures that continues unremedied for a period of ten (10) business days after the CEO or Board has given written notice to the Executive specifying in reasonable detail the Executive’s breach of such policies and/or procedures; (4) the failure of the Executive to adhere to moral and ethical business principles consistent with the Company’s Code of Conduct as in effect from time to time; (5) Executive's conviction of a crime (including entry of a nolo contendere plea); or (6) any act of dishonesty or fraud by the Executive.

b. Base Monthly Salary shall mean an amount equal to one-twelfth of the Executive's then current annual base salary. Base Monthly Salary shall not include incentives, bonus(es), health and welfare benefits, car allowances, long term disability insurance or any other compensation or benefit provided to employees of the Company at the executive level.

c. Change of Control shall mean (1) any merger by the Company into another corporation or corporations which results in the stockholders of the Company immediately prior to such transaction owning less than 51% of the surviving corporation; (2) any acquisition (by purchase, lease or otherwise) of all or substantially all of the assets of the Company by any person, corporation or other entity or group thereof acting jointly; (3) the acquisition of beneficial ownership of voting securities of the Company (defined as common stock of the Company or any securities having voting rights that the Company may issue in the future) or rights to acquire voting securities of the Company (defined as including, without limitation, securities that are convertible into voting securities of the Company (as defined above) and rights, options, warrants and other agreements or arrangements to acquire such voting securities) by any person, corporation or other entity or group thereof acting jointly, in such amount or amounts as would permit such person, corporation or other entity or group thereof acting jointly to elect a majority of the members of the Board, as then constituted; or (4) the acquisition of beneficial ownership, directly or indirectly, of voting securities and rights to acquire voting securities having voting power equal to 51% or more of the combined voting power of the Company’s then outstanding voting securities by any person, corporation or other entity or group thereof acting jointly. Notwithstanding the preceding sentence, (i) any transaction that involves a mere change in identity form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, or a transaction of similar effect, shall not constitute a Change of Control.

4.  Integration; Amendment. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement or the Confidentiality Agreement shall be binding unless in writing and signed by both parties.

5.  Governing Law; Headings. This Agreement and its construction, performance and enforceability shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to its conflicts of law provisions. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

6.  Jurisdiction. Except as otherwise provided for herein, each of the parties (a) irrevocably submits to the exclusive jurisdiction of any state court sitting in Bergen County, New Jersey or federal court sitting in New Jersey in any action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (d) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceedings so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address set forth above or such updated address as may be provided to the other party. Nothing in this Section 6, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(Signatures appear on page 5)

IN WITNESS WHEREOF the parties have duly executed this Employment Separation Agreement as of the date first above written.

EXECUTIVE		PDI, INC.
/s/ Steven K. Budd______________	By:	/s/ Michael Marquard________
Steven K. Budd		Michael Marquard, Chief
Executive Officer